UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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FISERV, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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255 Fiserv Drive

Brookfield, Wisconsin 53045

February 25, 2005

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Fiserv, Inc. (the “Company”), to be held at the Company’s corporate offices at 10:00 a.m. Central time on Wednesday, April 6, 2005, in the Company’s Education Center located on the second floor.

Information about the meeting and the matters on which shareholders will act is set forth in the accompanying Notice of Meeting and Proxy Statement. Following action on these matters, management will present a current report on the activities of the Company. At the meeting, we will welcome your comments on or inquiries about the business of the Company that would be of interest to shareholders generally.

At your earliest convenience, please review the information on the business to come before the meeting.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. Whether or not you plan to attend the meeting, please vote as soon as possible. You can vote your shares by marking your vote on your proxy card, signing and dating it and returning it promptly in the enclosed envelope, which requires no postage if mailed in the United States. If your shares are registered directly with the Company’s transfer agent, then you can vote your shares by using the Internet or a toll free telephone number. Instructions for these convenient voting methods are set forth on your proxy card. Voting by proxy will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Thank you for your prompt attention.

Sincerely,

Leslie M. Muma

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 6, 2005

To the Shareholders of Fiserv, Inc.:

The Annual Meeting of Shareholders of Fiserv, Inc. (the “Company”) will be held at the Company’s corporate offices at 255 Fiserv Drive, Brookfield, Wisconsin 53045, on Wednesday, April 6, 2005, at 10:00 a.m. Central time for the following purposes, which are set forth more completely in the accompanying Proxy Statement:

1.	To elect three Directors to serve for a three-year term expiring in 2008, and in each case until their successors are elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2005;

3.	To approve the Company’s Executive Incentive Compensation Plan, as amended and restated, to specify certain performance goals;

4.	To approve the Company’s Stock Option and Restricted Stock Plan, as amended and restated, to specify certain performance goals; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on February 14, 2005, as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

In the event there are not sufficient votes for a quorum or to approve any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit further solicitation of proxies by the Company.

By Order of the Board of Directors

Charles W. Sprague

Secretary

February 25, 2005

Your vote is important. The Proxy Statement is included with this notice. To vote your shares, please mark, sign, date and return your proxy card or vote by Internet or telephone as soon as possible. A return envelope is enclosed for your convenience if you vote by mail. Shareholders attending the meeting may withdraw their proxies at any time prior to the exercise thereof as further described herein.

PROXY STATEMENT

Solicitation of Proxies

This Proxy Statement is being mailed on or about February 25, 2005, to the holders of record as of February 14, 2005, of Common Stock (“Common Stock”) of Fiserv, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies for the Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at the Company’s corporate offices, 255 Fiserv Drive, Brookfield, Wisconsin 53045, at 10:00 a.m. Central time, on April 6, 2005, and at any and all adjournments or postponements thereof. Any shareholder appointing a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary written notice thereof (Charles W. Sprague, Executive Vice President, General Counsel, Secretary and Chief Administrative Officer, Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045); (ii) appointing a new proxy; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person.

The cost of solicitation of proxies by mail on behalf of the Board of Directors will be borne by the Company. Proxies also may be solicited by personal interview, telephone or electronic communication, in addition to the use of the mail, by Directors, officers and other employees of the Company, without additional compensation therefor. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares of Common Stock held of record to the beneficial owners of such shares. The Company will reimburse such holders for their reasonable out-of-pocket expenses.

Proxies solicited hereby will be returned to the Board of Directors, and will be tabulated by inspectors of election designated by the Board of Directors, who will not be employees or Directors of the Company or any of its affiliates.

Purposes of Annual Meeting

The Annual Meeting has been called for the purposes of: (i) electing three Directors to serve for a three-year term expiring in 2008; (ii) ratifying the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2005; (iii) approving the Company’s Executive Incentive Compensation Plan, as amended and restated, to specify certain performance goals; (iv) approving the Company’s Stock Option and Restricted Stock Plan, as amended and restated, to specify certain performance goals; and (v) transacting such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The persons named as proxies in the enclosed proxy card have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy card, they intend to vote (i) to elect as Directors the nominees noted herein; (ii) to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company (iii) to approve the Company’s Executive Incentive Compensation Plan, as amended and restated; and (iv) to approve the Company’s Stock Option and Restricted Stock Plan, as amended and restated. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a Director. In the event, however, of the death or unavailability of any nominee or nominees, the proxy to vote in favor of the election of such nominee or nominees will be voted for such other person as the Board of Directors may recommend.

The Company has no knowledge of any other matters to be presented at the Annual Meeting. In the event other matters are properly brought before the Annual Meeting or any adjournments or postponements thereof, the persons named in the proxy card will vote in accordance with their best judgment on such matters.

Voting Securities

The Board of Directors has fixed the close of business on February 14, 2005, as the record date (the “Voting Record Date”) for determining shareholders entitled to notice of and to vote at the Annual Meeting. On the Voting Record Date, there were 193,565,246 shares of Common Stock outstanding and entitled to vote, and the Company had no other class of securities outstanding. All of these shares are to be voted as a single class, and each holder is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business. A quorum being present, the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2005, the approval of the Company’s Executive Incentive Compensation Plan, as amended and restated, and the approval of the Company’s Stock Option and Restricted Stock Plan, as amended and restated, and all other matters, other than the election of Directors, shall require the affirmative vote of a majority of the total votes cast in person or by proxy in order to be approved. Directors will be elected by a plurality of votes cast at the Annual Meeting. Abstentions will be included in the determination of shares present and voting for purposes of determining whether a quorum exists. Broker non-votes will not be so included. Neither abstentions nor broker non-votes will be counted in determining whether a proposal has been approved. In the event there are not sufficient votes for a quorum or to approve any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit the further solicitation of proxies.

Shareholders who own shares registered directly with the Company’s transfer agent can appoint a proxy (i) by marking their vote on their proxy card, signing and dating it and returning it promptly in the enclosed envelope, which requires no postage if mailed in the United States, (ii) by telephone by calling a toll free number in accordance with the instructions on their proxy card or (iii) by using the Internet in accordance with the instructions on their proxy card. Shareholders who hold shares through a bank, broker or other record holder may vote by the methods that their bank or broker makes available, in which case the bank or broker will include instructions with this proxy statement. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that the shareholders must bear.

An individual who has a beneficial interest in shares allocated to his or her account under the 401(k) Savings Plan of Fiserv, Inc. and Its Participating Subsidiaries (the “Plan”) is being sent this Proxy Statement and a proxy card to provide instructions to vote the shares of Common Stock allocated to his or her account. A participant may use the proxy card to give directions to the Trustee of the Plan as to how his or her allocated shares should be voted by completing, signing, dating and returning the proxy card. If the participant does not sign and return this card, or if the participant does not attend the meeting and vote by ballot, the Trustee of the Plan will vote the shares in the same manner and in the same proportion as the shares for which voting instructions are received from other participants, except that the Trustee, in the exercise of their fiduciary duties, may determine that they must vote the shares in some other manner.

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth information with respect to the beneficial ownership of Common Stock as of December 31, 2004 (except as otherwise noted below) by: (i) each Director and Director nominee of the Company; (ii) each of the executive officers of the Company appearing in the Summary Compensation Table on page 19; and (iii) all Directors and executive officers as a group; and (iv) each shareholder known to the Company to own beneficially more than 5% of the shares of Common Stock outstanding, as disclosed in certain reports regarding such ownership filed with the Company and with the Securities and Exchange Commission (the “Commission”), in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as otherwise indicated, persons listed have sole voting and investment power over shares beneficially owned.

The following table sets forth information furnished to the Company as of December 31, 2004, with respect to the beneficial ownership of the Company’s Common Stock by each Director and nominee, certain named executive officers and by all Directors and executive officers as a group.

Name	Number of Shares of Common Stock Beneficially Owned (1)(2)	Percent of Class
Leslie M. Muma	2,143,430	1.1%
Norman J. Balthasar	1,038,987	*
Kenneth R. Jensen	1,822,194	*
Rodney D. Poskochil (3)	100,580	*
Thomas A. Neill	147,202	*
Charles W. Sprague	124,528	*
Donald F. Dillon	7,029,144	3.6%
Daniel P. Kearney	26,580	*
Gerald J. Levy	218,369	*
Glenn M. Renwick	8,959	*
Kim M. Robak	1,561	*
L. William Seidman	148,971	*
Thomas C. Wertheimer	2,393	*
All Directors and executive officers as a group (22 persons)	14,275,181	7.3%

*	Amount represents less than 1% of the total number of shares of Common Stock outstanding on December 31, 2004.

(1)	Includes shares of Common Stock held directly by the individuals as well as by members of such individuals’ immediate family who share the same household, shares held in trust and other indirect forms of ownership over which shares the individuals exercise sole or shared voting and/or investment power. Each person on the above table disclaims beneficial ownership of shares owned by his or her spouse, minor children or other relatives.
(2)	Includes stock options, which, as of December 31, 2004, were exercisable currently or within 60 days as follows: Mr. Muma –1,547,870; Mr. Balthasar – 697,793; Mr. Jensen – 1,328,826; Mr. Poskochil – 67,524; Mr. Neill – 139,249; Mr. Sprague – 65,341; Mr. Dillon – 1,253,607; Mr. Kearney – 25,695; Mr. Levy – 125,344; Mr. Renwick – 7,074; Ms. Robak – 676; Mr. Seidman – 110,504; Mr. Wertheimer – 1,308 and all Directors and executive officers as a group – 6,193,593. Amounts also include restricted common stock which vest in five equal installments one year after grant as follows: Mr. Dillon – 885; Mr. Kearney – 885; Mr. Levy – 664; Mr. Renwick – 885; Ms. Robak – 885; Mr. Seidman – 885; Mr. Wertheimer – 885; and all Directors and executive officers as a group – 5,974.
(3)	Effective October 31, 2004, Mr. Poskochil ceased to be an executive officer of the Company.

As of February 14, 2005, no shareholder is known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock as disclosed in certain reports regarding ownership filed with the Commission, in accordance with Sections 13(d) and 13(g) of the Exchange Act.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

Matter 1. Election of Directors

The following is a summary of certain information concerning the nominees for Director and continuing Directors of the Company. The Board of Directors has determined that the following nominees for Director and continuing Directors are independent as defined under Nasdaq Stock Market, Inc. (“Nasdaq”) rules: Daniel P. Kearney, Gerald J. Levy, Glenn M. Renwick, Kim M. Robak, L. William Seidman and Thomas C. Wertheimer. There are no family relationships among any of the Directors and/or executive officers of the Company. No person being nominated as a Director is being proposed for election pursuant to any agreement or understanding between any person and the Company.

Nominees for three-year term expiring in 2008

Donald F. Dillon (age 64) has been Chairman of the Board of Directors since July 2000. Mr. Dillon served as Vice Chairman of the Board of Directors from May 1995 to June 2000. In 1976, Mr. Dillon and an associate founded Information Technology, Inc. (“ITI”), a provider of banking software and services. ITI was acquired by the Company in May 1995, and Mr. Dillon has continued in his post as Chairman of ITI. From 1966 to 1976, Mr. Dillon was with the National Bank of Commerce, Lincoln, Nebraska, and served as Senior Vice President – Information Management Division. Mr. Dillon has over 35 years of experience in the financial and data processing industries. He also serves as Chairman of the Board of Trustees and Executive Committee Member for Doane College in Crete, Nebraska, and is a member of the Board of Trustees for the University of Nebraska and a member of the University of Nebraska’s Directors Club. Principal Occupation: Chairman of the Board of Directors of the Company.

Gerald J. Levy (age 72) has been a Director of the Company since 1986. He is known nationally for his involvement in various financial industry organizations. Mr. Levy is a past Director and Chairman of the United States League of Savings Institutions, and served as Chairman of its Government Affairs Policy Committee. Since 1959, Mr. Levy has served Guaranty Bank, Milwaukee, Wisconsin, in various capacities, including as Chairman since 2002 and Chief Executive Officer from 1973 to 2002. He also serves as a Director of Guaranty Bank and Guaranty Financial M.H.C., the holding company of Guaranty Bank, both in Milwaukee, Wisconsin, and Republic Mortgage Insurance Company, Winston-Salem, North Carolina. Principal Occupation: Chairman of Guaranty Bank.

Glenn M. Renwick (age 49) has been a Director of the Company since 2001. Mr. Renwick is President and Chief Executive Officer of The Progressive Corporation, an insurance company. Prior to being named Chief Executive Officer in January 2001, Mr. Renwick served as Chief Executive Officer – Insurance Operations and Business Technology Process Leader from 1998 through 2000. Prior to that, he led Progressive’s Consumer Marketing group, and before that he served as President of various divisions within Progressive. Mr. Renwick joined Progressive in 1986 as Auto Product Manager for Florida. He also serves as a Director of The Progressive Corporation, Mayfield Village, Ohio. Principal Occupation: President and Chief Executive Officer of The Progressive Corporation.

The affirmative vote of a plurality of the votes cast is required for the election of Directors. Unless otherwise specified, the shares of Common Stock represented by the proxies solicited hereby will be voted in favor of the above-described nominees.

The Board of Directors recommends that you vote FOR the election of the nominees for Director.

Information With Respect to Continuing Directors

Continuing terms expiring in 2006:

Daniel P. Kearney (age 65) has been a Director of the Company since 1999. Mr. Kearney is a Financial Consultant and served as Chief Investment Officer of Aetna, Inc. from 1991 to 1998. In 1995, he assumed the additional responsibility of President of Aetna’s annuity, pension and life insurance division, retiring in 1998. Prior to joining Aetna, Mr. Kearney was President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board. Before that, he was a principal at Aldrich, Eastman and Waltch, Inc., a Boston-based pension fund advisor. From 1977 to 1988, Mr. Kearney was with Salomon Brothers, Inc. as Managing Director of its Real Estate Financing Department and a founder of its Mortgage Securities Department, and from 1976 to 1977 he was Associate Director of the Office of Management and Budget for the U.S. federal government. He served as President of the Government National Mortgage Association (Ginnie Mae) from 1974 to 1976, Deputy Assistant Secretary of the Department of Housing and Urban Development from 1973 to 1974, and as Executive Director of the Illinois Housing Development Authority from 1969 to 1973. Previously, he was in private law practice in Chicago, Illinois. Mr. Kearney has over 30 years of experience in the banking, insurance and legal industries. Mr. Kearney also serves as a Director of MGIC Investment Corporation (mortgage insurance), Milwaukee, Wisconsin and MBIA, Inc. (insurance), Armonk, New York. Principal Occupation: Financial Consultant.

Leslie M. Muma (age 60) has been a Director of the Company since it was established in 1984. He was named Chief Executive Officer in 1999. Mr. Muma served as President and Chief Operating Officer of the Company from 1984 to 1999. From 1971 to 1984, Mr. Muma was the President of one of the Company’s predecessors, Data Management Resources, Inc., a wholly owned subsidiary of Freedom Savings & Loan Association, Tampa, Florida. Mr. Muma has over 35 years of data processing experience. He also serves as a Director of MGIC Investment Corporation (mortgage insurance), Milwaukee, Wisconsin. Principal Occupation: President and Chief Executive Officer of the Company.

L. William Seidman (age 83) has been a Director of the Company since 1992. Mr. Seidman was Chairman of the Federal Deposit Insurance Corporation from October 1985 to October 1991 and Chairman of the Resolution Trust Company from 1989 to October 1991. From 1982 to 1985, he was Dean of the College of Business at Arizona State University, Tempe, Arizona. From 1977 to 1982, he was Vice Chairman and Chief Financial Officer of Phelps Dodge Corporation. Mr. Seidman was President Gerald Ford’s Assistant for Economic Affairs from 1974 to 1977. From 1968 to 1974, he was managing partner of Seidman & Seidman, Certified Public Accountants. He served as Chairman in 1970 and Director of the Detroit Branch of the Federal Reserve Bank of Chicago from 1966 to 1970. He also was Special Assistant for Financial Affairs to Michigan Governor George Romney from 1963 to 1966. Mr. Seidman also serves as a Director of Clark, Inc. (insurance/benefits), North Barrington, Illinois; InteliData, Inc. (financial services), Herndon, Virginia; LML Payment, Inc. (financial services), Vancouver, British Columbia and Par Pharmaceutical Companies Inc. (generic drugs), Spring Valley, New York. Principal Occupation: Chief Commentator for CNBC-TV, Publisher of Bank Director magazine, and Industry Consultant.

Continuing terms expiring in 2007:

Kenneth R. Jensen (age 61) has been Executive Vice President, Chief Financial Officer, Treasurer, Assistant Secretary and a Director of the Company since it was established in 1984. He became Senior Executive Vice President of the Company in 1986. In 1983, Mr. Jensen was Chief Financial Officer of SunGard Data Systems, Inc., a computer services company. From 1968 to 1982, Mr. Jensen was a founder and Chief Financial Officer of Catallactics Corporation, a financial services company, and from 1974 to 1980, also was Chief Financial Officer of Market Research Corporation of America. Mr. Jensen has over 40 years of experience in the data processing industry. He also serves as a Director of Alliance Data Systems Corporation (credit card processing), Dallas, Texas.

Principal Occupation: Senior Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of the Company.

Kim M. Robak (age 49) has been a Director of the Company since September of 2003. Ms. Robak is a partner at Ruth, Mueller & Robak, LLC. Previously, Ms. Robak was Vice President for External Affairs and Corporation Secretary at the University of Nebraska from 1999 to 2004. Ms. Robak served the State of Nebraska as Lieutenant Governor from 1993 to 1999, as Chief of Staff from 1992 to 1993, and as Legal Counsel from 1991 to 1992. During her tenure in state government, she chaired the Governor’s Information Resources Cabinet and led the Information Technology Commission of Nebraska. She also serves as Director of First Ameritas Life Insurance Corporation of New York, the Union Bank & Trust Company, and the Lincoln Partnership for Economic Development. Principal Occupation: Partner at Ruth, Mueller & Robak, LLC.

Thomas C. Wertheimer (age 64) has been a Director of the Company since May of 2003. Mr. Wertheimer is a Certified Public Accountant and a retired Senior Audit Partner of PricewaterhouseCoopers (“PwC”). He served as lead audit partner for a number of PwC’s key multinational and national clients including publicly-held automotive manufacturing, financial services and retail companies. He also held technical accounting and audit quality positions including Director of Accounting, Auditing and SEC for the Midwest Region of Coopers & Lybrand. Mr. Wertheimer also served on the Board of Partners at Coopers & Lybrand from 1995 until its merger with Price Waterhouse in 1998. He also serves as Director of Vishay Intertechnology, Inc. (electronic components), Malvern, Pennsylvania and Siliconix incorporated (semiconductors), Santa Clara, California. Mr. Wertheimer presently is consulting with the Public Company Accounting Oversight Board, assisting in designing and executing its program of inspection of registered accounting firms. Principal Occupation: Financial Consultant.

Matter 2. The Ratification of the Selection of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm of the Company for 2005

Deloitte & Touche LLP has been selected by the Audit Committee as the Company’s independent registered public accounting firm for 2005. The Board of Directors recommends to the shareholders the ratification of the selection of Deloitte & Touche LLP, independent public accounting firm, to audit the financial statements of the Company and its subsidiaries for 2005. Deloitte & Touche LLP has served as the independent public accounting firm for the Company or its predecessor entities since 1986. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2005.

In the event the shareholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent accounting firm at any time during the year if it believes that such a change would be in the best interest of the Company and its shareholders.

A representative of Deloitte & Touche LLP is expected to be present at the meeting with an opportunity to make a statement if so desired and to answer appropriate questions.

For 2003 and 2004, fees for services provided by Deloitte & Touche LLP were as follows:

	2003	2004
Audit Fees(1)	$1,670,000	$2,626,000
Audit-Related Fees(2)	549,000	305,000
Tax Fees(3)	495,000	626,000
All Other Fees	0	0

Total	$2,714,000	$3,557,000

(1)	Audit of annual financial statements, review of financial statements included in Forms 10-Q and foreign statutory audits.
(2)	Employee benefit plan audits, service auditor reports and accounting consultations.
(3)	Tax consultations and tax return preparation including out-of-pocket expenses.

The Audit Committee has concluded that Deloitte & Touche LLP’s provision of the audit and permitted non-audit services described above is compatible with maintaining Deloitte & Touche LLP’s independence. The Audit Committee pre-approved all such services. The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent auditors. Pursuant to these policies and procedures, the Audit Committee may form, and delegate authority to, subcommittees consisting of one or more members, when appropriate, to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In addition, the Audit Committee pre-approves particular services, subject to certain monetary limits, after the Audit Committee is presented with a schedule describing the services to be approved, which is accompanied by detailed back-up information regarding the specific services to be provided. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

Matter 3. Approval of Executive Incentive Compensation Plan as Amended and Restated

Effective January 1, 2005, the Board of Directors of the Company adopted, subject to shareholder approval at the Annual Meeting, the Fiserv, Inc. Executive Incentive Compensation Plan, as amended and restated (the “Incentive Compensation Plan”) to permit the use of one or more of the following performance goals under such plan: earnings per share, revenue, net operating profit, return on equity and return on assets. Previously, the Incentive Compensation Plan did not specify permitted performance goals other than earnings per share. Approval of the Incentive Compensation Plan will be effective for 2005 and subsequent years unless and until terminated by the Compensation Committee of the Board of Directors.

Description of Material Features of the Incentive Compensation Plan

The following summary of certain material features of the Incentive Compensation Plan does not purport to be complete and is qualified in its entirety by reference to the text of the Incentive Compensation Plan, a copy of which is set forth as Exhibit A to this Proxy Statement.

Purpose of the Incentive Compensation Plan

The purpose of the Incentive Compensation Plan is to promote the interests of the Company and its shareholders by providing an additional incentive to senior executives (the “Participants”) for their contributions to the profitability of the Company, and to offer an additional inducement in attracting and retaining such persons. It is intended that payments under the Incentive Compensation Plan constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Eligibility

The Incentive Compensation Plan provides for grants of awards to senior executives of the Company designated by the Committee. During 2004, there were three senior executives who participated.

Administration

The Incentive Compensation Plan must be administered by a committee of the Board of Directors (the “Committee”) consisting of at least two members of the Board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code. The Committee currently is the Compensation Committee of the Board of Directors.

Features of the Incentive Compensation Plan

The Incentive Compensation Plan establishes a correlation between the annual incentives awarded to the Participants and the Company’s financial performance. Each year, the Committee will establish, during the first 90 days of a performance year, the performance goal or goals to be achieved before any award will be payable. The performance goals will be determined by the Committee and will be based upon the targeted amounts of one or more of the following measures: earnings per share, revenue, net operating profit, return on equity and return on assets. In fixing performance goals, the Committee may exclude the impact of any item, including any gains or losses from discontinued operations, any extraordinary gains or losses and the effects of accounting changes.

The maximum bonus amount awarded for achieving the goal set by the Committee may vary from year to year, although the value of a designated Participant’s bonus amount for any fiscal year may not exceed $2 million. The Committee retains full discretion to reduce or eliminate any award that may be earned by a Participant under the Incentive Compensation Plan.

Certain Federal Income Tax Consequences

Any cash payments a Participant receives in connection with awards under the Incentive Compensation Plan are includable in income in the year received. Generally, the Company will be entitled to deduct the amount the employee includes in income. Internal Revenue Code Section 162(m) limits the deduction the Company can take for compensation it pays to its Chief Executive Officer and the four other highest paid officers (determined as of the end of each year) to $1 million per year per individual. However, certain performance-based compensation that meets the requirements of Internal Revenue Code Section 162(m) does not have to be included as part of the $1 million limit. The proposed amendment to the Incentive Compensation Plan to specify certain performance goals under the Incentive Compensation Plan is intended to permit awards granted to the covered individuals to meet the Internal Revenue Code Section 162(m) requirements for performance based compensation.

New Incentive Compensation Plan Benefits

The Company cannot currently determine the number or amounts of awards that may be granted to eligible participants under the Incentive Compensation Plan in the future. Such determinations will be made from time to time by the Committee. The Committee has not approved any grants of awards under the Incentive Compensation Plan.

Vote Required

The affirmative vote of a majority of the shares represented, in person or by Proxy, at the Annual Meeting is required for approval of the Incentive Compensation Plan. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the above proposal.

The Board of Directors recommends that shareholders vote FOR approval of the Incentive Compensation Plan as amended and restated.

Matter 4. Approval of Stock Option and Restricted Stock Plan as Amended and Restated

Effective February 16, 2005, the Board of Directors of the Company adopted, subject to shareholder approval at the Annual Meeting, the Fiserv, Inc. Stock Option and Restricted Stock Plan, as amended and restated (the “Stock Plan”), to permit the use of one or more of the following performance goals under such plan: earnings per share, revenue, net operating profit, return on equity and return on assets. Previously, the Stock Plan did not specify permitted performance goals. The addition of such performance goals will permit the Company to grant awards of restricted stock that are intended to constitute “performance based compensation” under Section 162(m) of the Internal Revenue Code. The proposed amended and restated Stock Plan will not increase the number of shares of Common Stock with respect to which awards may be granted under the Stock Plan.

Description of Material Features of the Stock Plan

The following summary of certain material features of the Stock Plan does not purport to be complete and is qualified in its entirety by reference to the text of the Stock Plan, a copy of which is set forth as Exhibit B to this Proxy Statement. Unless otherwise indicated, all references are to the Stock Plan as proposed to be amended and restated.

Purpose of the Stock Plan

The purpose of the Stock Plan is to provide incentives to employees, and to Directors who are not employees, of the Company that will attract, retain and motivate persons who are able to make important contributions to the Company’s growth, profitability and long-term success.

Shares Subject to the Stock Plan and Eligibility

As approved by the shareholders in the prior year, the total number of shares of Common Stock for which awards may be granted under the Stock Plan (including awards granted prior to the proposed amendment and restatement) may not exceed 8,667,755 shares of Common Stock, which may not include more than 3,500,000 shares of restricted stock. As of December 31, 2004, a total of 6,054,000 shares were available for granting under the Stock Plan. The Stock Plan authorizes the grant of options to purchase shares of Common Stock (“options”) and shares of Common Stock that are subject to risk of forfeiture and/or restrictions (“restricted stock”) to employees (including officers and directors who are employees) and non-employee directors of the Company. The shares of Common Stock to be issued by the Company upon the exercise of options by participants or as restricted stock may be acquired either through open market purchases by the Company, or issued from authorized but unissued shares of Common Stock.

Upon expiration, cancellation or termination of unexercised options granted under the Stock Plan or forfeiture of shares of restricted stock, the shares of Common Stock subject to such awards will again be available for the grant of awards under the Stock Plan. In the event the number of shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company through recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividends or other distribution, then the number of shares of common stock subject to the Stock Plan and the maximum number of shares which may be subject to awards granted to a person in any fiscal year may be appropriately adjusted by the Committee.

Eligibility

The Stock Plan provides for option and restricted stock grants to all directors and senior managers of the Company. During 2004, there were approximately 900 senior managers who were eligible to participate.

Administration

The Stock Plan must be administered by a committee of the Board of Directors (the “Committee”) consisting of at least two members of the Board, each of whom is a “Non-Employee Director” under Rule 16b-3 under the Securities Exchange Act of 1934, and also an “outside director” within the meaning of Section 162(m) of the Code. The Committee currently is the Compensation Committee of the Board of Directors.

Among other things, the Board of Directors (with respect to grants to non-employee directors) and the Committee (with respect to grants to participants other than non-employee directors) are empowered to determine in accordance with various Stock Plan provisions: (i) the persons to whom awards are granted; (ii) the times on which awards are granted; (iii) the types of awards to be granted; (iv) whether an option will be an incentive stock option or a non-qualified stock option; (v) the number of shares of Common Stock subject to a particular option and the option price therefor; (vi) the term of each option; (vii) the time and conditions under which an option may be exercised in whole or in part; (viii) the form of consideration that may be used by the participant to purchase shares upon exercise of any option; (ix) whether shares issued upon the exercise of an option are subject to certain restrictions or to repurchase by the Company; (x) the fair market value of shares of the Common Stock; (xi) the number of shares of Common Stock to which an award of restricted stock relates; (xii) the length and terms of restriction on the transfer of shares of restricted stock; (xiii) additional restrictions on shares of restricted stock; and (xiv) any other terms and conditions of any award not otherwise inconsistent with the provisions of the Stock Plan. The Committee is also authorized to interpret the terms of the Stock Plan and to adopt regulations relating to the Stock Plan that are not inconsistent with the terms of the Stock Plan. The determination of the Committee with respect to such matters is final and conclusive.

Terms and Conditions of Options

Options granted under the Stock Plan are subject to, among other things, the following terms and conditions:

i. Options granted under the Stock Plan may be either incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options which do not qualify as ISOs (“NQSOs”). ISOs, however, may only be granted to employees.

ii. The option price of an option shall be fixed by the Committee in the case of grants to participants other than non-employee directors and the full Board with respect to grants to non-employee directors, except that in the case of an ISO, the option price cannot be less than the fair market value of the shares subject to the option on the date it is granted (110% of such fair market value if the participant owns or is deemed to own more than 10% of the voting power of the Company’s shares). In addition, with respect to at least 95% of the number of the Company’s shares for which options may be granted under the Stock Plan as of February 14, 2000, the option price may not be less than the fair market value of the shares subject to the option on the date the option is granted.

iii. Options are not transferable during the participant’s lifetime, and during his or her lifetime may only be exercised by the participant.

iv. Options may be granted for terms determined by the Committee in the case of grants to participants other than Non-Employee Directors and the full Board with respect to grants to Non-Employee Directors, except that the term of an ISO may not exceed 10 years (five years if the participant owns or is deemed to own more than 10% of the voting power of the Company’s shares).

v. The maximum number of shares for which options may be granted to any person in any fiscal year is 1,012,500. The aggregate fair market value of shares with respect to which ISOs may be granted to an employee which are exercisable for the first time during any calendar year may not exceed $100,000. Any option granted in excess of such amount is treated as an NQSO.

vi. No fractional shares of Common Stock may be exercised or acquired under the Stock Plan.

vii. Except for certain adjustments discussed below or adjustments made with shareholder approval, the Committee may not reprice, replace or regrant any option under the Stock Plan through cancellation or by lowering the option price of a previously granted option.

Terms and Conditions of Restricted Stock

Shares of restricted stock granted under the Stock Plan are subject to, among other things, the following terms and conditions:

i. The terms and conditions of each award of restricted stock shall be fixed by the Committee in the case of grants to participants other than non-employee directors and the full Board with respect to grants to non-employee directors.

ii. Shares of restricted stock are not transferable during the participant’s lifetime and shall be subject to such additional restrictions as the Committee or the Board may impose.

iii. Restricted stock may be evidenced in such manner as the Committee or Board may deem appropriate.

iv. At the end of any applicable restriction period, one or more stock certificates for the appropriate number of shares of Common Stock, free of restriction imposed under the Stock Plan, shall be delivered to the participant.

v. The maximum number of shares of restricted stock that may be granted to any person in any fiscal year is 337,500.

vi. No fractional shares of Common Stock may be exercised or acquired under the Stock Plan.

Performance Goals

Without limiting the generality of the foregoing, the Committee may grant options or shares of restricted stock which are contingent on the achievement of one or more performance goals during a specified performance period. The Committee shall determine the performance period, the performance goal or goals (and the performance level or levels related thereto) to be achieved during any performance period, the proportion of vesting or forfeiture, as the case may be, to be made for performance between the minimum and full performance levels for any performance goal and, if applicable, the relative percentage weighting given to each of the selected performance goals.

The performance goals will be determined by the Committee and will be based upon the targeted amounts of one or more of the following measures: earnings per share, revenue, net operating profit, return on equity and return on assets; provided that in the case of awards that the Committee determines will not be “performance-based compensation” under Internal Revenue Code Section 162(m), the Committee may establish other performance goals. In fixing performance goals, the Committee may exclude the impact of any item, including any gains or losses from discontinued operations, any extraordinary gains or losses and the effects of accounting changes.

Adjustments in the Event of Capital Changes

In the event the number of shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company through recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividends or other distribution, then the number and kind of shares of stock and the option price per share subject to the unexercised portion of any option will be appropriately adjusted.

In the event the Company distributes property other than cash or Company stock to its shareholders without receiving consideration in return, then the number and kind of shares of stock and the option price per share subject to the unexercised portion of any option, the number and kind of shares of stock subject to the Stock Plan and the maximum number of shares which may be subject to awards granted to a person in any fiscal year will be appropriately adjusted. In addition, the Company will provide that holders of restricted stock receive their proportionate share of such property.

Change of Control

In the event that a change of control (as defined in the Stock Plan) occurs, then the Board may act to (i) continue, accelerate and/or vest awards under the Stock Plan; (ii) remove restrictions on awards; (iii) provide for the redemption or conversion of awards for cash or into equivalent securities of the surviving company; or (iv) take certain similar steps to protect the economic value of awards.

Duration and Amendment of the Stock Plan

No ISO may be granted under the Stock Plan more than ten years after the Plan’s effective date. The Board of Directors may amend the Stock Plan from time to time, except that without shareholder approval no amendment may increase the maximum number of shares of Common Stock with respect to which awards may be granted under the Stock Plan (except in the case of the events for which adjustment authority has been granted to the Board of Directors as described above), materially increase the benefits accruing to participants under the Stock Plan, change the eligibility requirements for participants or make any change for which applicable law or rules of The Nasdaq National Market requires shareholder approval.

Certain Federal Income Tax Consequences

The following is a general summary of the federal income tax consequences under the current tax law of NQSOs, ISOs and restricted stock. It does not purport to cover all the special rules, or the state or local income or other tax consequences, inherent in the ownership and exercise of stock options and the ownership and disposition of the underlying shares.

A participant will not recognize taxable income for federal income tax purposes upon the grant of an NQSO or ISO nor will the Company then be entitled to a deduction.

Upon the exercise of an NQSO, the participant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the option price thereof, and the Company will generally be entitled to a deduction for such amount at that time. If the participant later sells shares acquired pursuant to the exercise of an NQSO, he or she will recognize long-term or short-term capital gain or loss, depending on the period for which the shares were held. Long-term capital gain is generally subject to more favorable tax treatment than ordinary income or short-term capital gain.

In general, if a participant holds the shares of Common Stock acquired upon the exercise of an ISO for at least two years from the date of grant and one year from the date of exercise, the participant will recognize no income or gain as a result of exercise. If the participant subsequently disposes of the shares, the participant will recognize long-term capital gain or loss and the Company will not be entitled to a deduction. However, if the participant disposes of such shares within either of the required holding periods, all or a portion of the gain will be treated as ordinary income and the Company will generally be entitled to a deduction in the same amount. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as long-term or short-term capital gain, depending on the period for which the shares were held.

A participant will not recognize income at the time an award of restricted stock is made under the Stock Plan, unless the election described below is made. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time reduced by any amount paid for the restricted stock. The Company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will generally result in capital gain or loss (long-term or short-term depending upon the length of time the restricted stock is held after the time the restrictions lapse). Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid. The Company will generally be entitled to a corresponding compensation deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within thirty days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award reduced by any amount paid for the restricted stock. The Company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the election is made, then any cash dividends received with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by the Company. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in capital gain or loss (long-term or short-term depending on the holding period). If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to recognize a capital loss equal to the amount the participant paid for the restricted stock less the amount received upon forfeiture. In addition, the Company would then be required to include as ordinary income the amount of the deduction it originally claimed with respect to such shares.

In addition to the federal income tax consequences described above, a participant may be subject to the alternative minimum tax.

Internal Revenue Code Section 162(m) limits the deduction the Company can take for compensation it pays to its Chief Executive Officer and the four other highest paid officers (determined as of the end of each year) to $1 million per year per individual. However, certain performance-based compensation that meets the requirements of Internal Revenue Code Section 162(m) does not have to be included as part of the $1 million limit. The proposed amendment to the Stock Plan to specify certain performance goals under the Stock Plan is intended to permit awards granted to the covered individuals to meet the Internal Revenue Code Section 162(m) requirements for performance based compensation.

New Stock Plan Benefits

The Company cannot currently determine the number or type of awards that may be granted to eligible participants under the Stock Plan in the future. Such determinations will be made from time to time by the Committee or the Board of Directors. Neither the Committee nor the Board of Directors has approved any grants of awards that require shareholder approval of the Stock Plan.

On February 14, 2005, the closing price per share of the Company’s Common Stock on the Nasdaq National Market was $38.34.

Equity Compensation Stock Plan Information

The table below sets forth information with respect to compensation plans under which equity securities of the Company are authorized for issuance as of December 31, 2004:

Plan Category	(a) Number of shares to be issued upon exercise of outstanding options	(b) Weighted- average exercise price of outstanding options	(c) Number of shares remaining available for future issuance under equity compensation plans (excluding securities) reflected in column (a)
Equity compensation plans approved by the Company’s shareholders:

Stock Option and Restricted Stock Plan	11,560,000	$26.71	6,054,000 (1)

Employee Stock Purchase Plan	—	N/A	376,000 (2)

Equity compensation plans not approved by the Company’s shareholders	—	—	—

Total	11,560,000	$26.71	6,430,000

(1)	Excludes 6,600 shares of restricted Common Stock previously issued and outstanding for which the restrictions have not lapsed.
(2)	The number of shares remaining available for future issuance under the Employee Stock Purchase Plan is subject to an annual increase on the first day of each fiscal year equal to the lesser of (i) 600,000 shares, (ii) 1% of the shares of Fiserv common stock outstanding on such date or (iii) a lesser amount determined by the Fiserv Board of Directors.

Vote Required

The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting is required for approval of the Stock Plan. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the above proposal.

The Board of Directors recommends that shareholders vote FOR approval of the Stock Option and Restricted Stock Plan, as amended and restated.

Meetings of the Board of Directors and Committees of the Board of Directors

The Board of Directors held six regular meetings and five special meetings during 2004. During 2004, each Director attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors held during his or her tenure as a Director or committee member. The Directors are expected to attend each annual meeting of shareholders of the Company. All of the persons that were Directors at the time of the 2004 annual meeting of shareholders attended that meeting.

The Board of Directors has standing Nominating and Corporate Governance, Compensation and Audit Committees. Each of these Committees has the responsibilities set forth in written charters adopted by the Board of Directors. The Company makes available on its website located at www.fiserv.com copies of each of these charters free of charge. The Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this Proxy Statement.

The Nominating and Corporate Governance Committee assists the Board of Directors in identifying and evaluating potential nominees for a Directorship, and recommending qualified nominees to the Board for consideration by the shareholders. In addition, the Nominating and Corporate Governance Committee oversees the corporate governance procedures of the Company. The members of the Nominating and Corporate Governance Committee are Ms. Robak (Chairperson) and Mr. Renwick, each of whom is independent as defined by Nasdaq rules. The Nominating and Corporate Governance Committee held four meetings during 2004.

The Compensation Committee evaluates the performance of the Company’s executive officers, approves executive officer compensation and reviews management’s recommendations as to the compensation of other key personnel and makes recommendations to the Board of Directors regarding the types, methods and levels of Director compensation, administers the compensation plans for the officers, Directors and key employees, and discharges certain other responsibilities of the Board of Directors when so instructed by the Board of Directors. The members of the Compensation Committee are Messrs. Kearney (Chairman), Levy and Wertheimer, each of whom is independent as defined by Nasdaq rules. The Compensation Committee held four meetings during 2004.

The Audit Committee’s primary purpose is to provide independent review and oversight of the Company’s financial reporting processes and financial statements, the system of internal controls that management has established, the audit process and results of operations of the Company and its financial condition. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board of Directors, management, the Company’s internal audit function and the independent auditors. In connection with its responsibilities, the Audit

Committee is directly and solely responsible for the appointment, compensation, retention, termination and oversight of the independent auditors. The members of the Audit Committee are Messrs. Seidman (Chairman), Renwick and Wertheimer, each of whom is independent as defined by Nasdaq rules and Commission rules. The Board of Directors has determined that Messrs. Seidman and Wertheimer qualify as “audit committee financial experts,” as defined in the rules of the Commission. The Audit Committee held eight meetings during 2004.

Nominations of Directors

The Nominating and Corporate Governance Committee recommends to the full Board of Directors the Director nominees to stand for election at the Company’s Annual Meetings of Shareholders and to fill vacancies occurring on the Board.

In making recommendations to the Company’s Board of Directors of nominees to serve as Directors, the Nominating and Corporate Governance Committee will examine each Director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, which may include those set forth in the Company’s Governance Guidelines. However, the Board of Directors and the Nominating and Corporate Governance Committee believe the following minimum qualifications must be met by a Director nominee to be recommended by the Nominating and Corporate Governance Committee:

•	Each Director must display the highest personal and professional ethics, integrity and values.

•	Each Director must have the ability to exercise sound business judgment.

•	Each Director must be highly accomplished in his or her respective field, with strong credentials and recognition and broad experience.

•	Each Director must have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	Each Director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value.

•	Each Director must have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of the Company’s business.

In addition, the Nominating and Corporate Governance Committee shall endeavor to have at least one director of the Corporation who is an “audit committee financial expert” under Item 401(h) of Regulation S-K under the Exchange Act, and the Corporation must have at least one director (who may also be an “audit committee financial expert”) who, in accordance with the Nasdaq rules, has past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The Nominating and Corporate Governance Committee will consider persons recommended by shareholders to become nominees for election as Directors in accordance with the foregoing and other criteria set forth in the Company’s Governance Guidelines and the Nominating and Corporate Governance Committee Charter. Recommendations for consideration by the Nominating and

Corporate Governance Committee should be sent to the Chairman of the Board and/or President of the Corporation and the Chairman of the Nominating and Corporate Governance Committee in writing together with appropriate biographical information concerning each proposed nominee. The Company’s By-laws also provide for shareholder nominations of candidates for election as Directors. These provisions require such nominations to be made pursuant to timely notice (as specified in the By-laws) in writing to the Secretary of the Company.

Communications with Board of Directors

Shareholders may communicate with the full Board or individual Directors, by submitting such communications in writing to the Company, 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention: Charles W. Sprague, Executive Vice President, General Counsel, Secretary and Chief Administrative Officer. Such communications will be delivered directly to the Company’s Board of Directors.

Compensation of Directors

Directors who are officers or employees of the Company receive no compensation for service as members of the Board of Directors of the Company or for service on committees of the Board of Directors. A Director who is not an officer or employee of the Company receives an annual fee of $35,000 for service on the Board of Directors of the Company, plus $2,000 for attendance at Board of Director meetings and $500 for attendance at telephonic Board of Director meetings. Additionally, the Chairman of the Board receives an annual fee of $20,000 and the Chairperson of the Compensation, Audit, and Nominating and Corporate Governance Committees each receive an annual fee of $5,000. For attendance at each committee meeting, each Chairperson receives $2,000 and other members receive $1,500.

Upon election to each new three-year term, each outside Director is granted on an annual basis, non-qualified stock options to acquire, at an exercise price equal to the fair market value of a share of Common Stock on the date of grant, shares of Common Stock of the Company equivalent to $135,000 of face value (number of options multiplied by fair market value of a share of Common Stock at grant date). Annually, each outside director will be granted a total aggregate amount of restricted stock equivalent to $40,000 of face value (number of shares of restricted stock multiplied by fair market value of stock on date of grant). The options and restricted stock granted vest 20% per year and the options expire 10 years from the date of the award.

Compensation of Executive Officers

The following table sets forth in summary form all compensation, as defined in regulations of the Commission, paid by the Company and its subsidiaries during each of the three years ended December 31, 2004, to the Company’s Chief Executive Officer and the next five highest paid executive officers whose total annual salary and bonus for 2004 exceeded $100,000.

SUMMARY COMPENSATION TABLE

		Annual Compensation(1)		Long-Term Compensation	All Other Compensation(3)
Name and Principal Position	Year	Salary	Bonus(2)	Securities Underlying Options
Leslie M. Muma President and Chief Executive Officer	2004 2003 2002	$865,500 815,000 775,000	$740,600 833,000 683,000	144,662 177,979 156,052	$14,000 15,600 11,900

Norman J. Balthasar Senior Executive Vice President, Chief Operating Officer	2004 2003 2002	665,000 625,000 530,000	455,400 502,000 434,145	111,629 107,438 113,375	14,000 17,100 13,600

Kenneth R. Jensen Senior Executive Vice President, CFO and Treasurer	2004 2003 2002	650,000 610,000 575,000	444,800 500,600 467,600	111,629 136,688 120,171	14,000 15,600 11,900

Rodney D. Poskochil (4)	2004 2003 2002	425,000 385,000 360,000	172,800 78,700 150,900	20,044 0 10,017	18,000 18,000 15,300

Thomas A. Neill Group President, Credit Union & Industry Products	2004 2003 2002	400,000 370,000 350,000	167,350 218,700 193,120	9,545 25,069 27,300	17,000 17,100 13,600

Charles W. Sprague Executive Vice President, General Counsel, Chief Administrative Officer and Secretary	2004 2003 2002	387,000 368,000 350,000	160,200 176,250 145,820	9,767 12,734 9,410	14,000 15,600 11,900

(1)	Perquisites provided to the named executive officers by the Company did not exceed the lesser of $50,000 or 10% of each named executive officer’s total annual salary and bonus during the fiscal years indicated and, accordingly, are not included.
(2)	Bonus payments are typically paid in February or March for the previous year’s performance and represent the amount paid for cash incentive compensation and profit sharing.
(3)	Amounts shown in this column represent the Company’s matching and discretionary contributions on behalf of the named executive officers under the Company’s 401(k) Plan.
(4)	Effective October 31, 2004, Mr. Poskochil ceased to be an executive officer of the Company.

The following table sets forth certain information concerning individual grants of stock options to those individuals listed in the Summary Compensation Table during 2004.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value(3)
Leslie M. Muma	144,662	11.3	38.73	2/18/2014	$1,961,617
Norman J. Balthasar	111,629	8.7	38.73	2/18/2014	1,513,689
Kenneth R. Jensen	111,629	8.7	38.73	2/18/2014	1,513,689
Rodney D. Poskochil (4)	20,044	1.6	38.73	2/18/2014	271,797
Thomas A. Neill	9,545	0.7	38.73	2/18/2014	129,430
Charles W. Sprague	9,767	0.8	38.73	2/18/2014	132,441

(1)	The Company’s Stock Option and Restricted Stock Plan provides for grants of Common Stock to employees and Directors. In general, the options are granted with an option price not less than the fair market value of the underlying shares on the date of grant, with 20% of the options becoming exercisable annually and expiring 10 years from the date of the grant. Options are typically granted in February for the previous year’s performance.
(2)	Options to purchase 1,281,981 shares of Common Stock were granted to employees under the Company’s Stock Option and Restricted Stock Plan during 2004.
(3)	These values were calculated using the binomial option pricing model. Any ultimate value will depend on the market value of the Common Stock at a future date. The following assumptions were used to calculate the values shown: expected price volatility of 33.60%, risk-free rate of return of 3.07%, a forfeiture rate of 3.00% and option holding period of five and one-half years.
(4)	Effective October 31, 2004, Mr. Poskochil ceased to be an executive officer of the Company.

The following table sets forth certain information concerning the exercise of stock options granted under the Company’s Stock Option and Restricted Stock Plan by each of the executive officers named in the Summary Compensation Table during 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Leslie M. Muma	181,111	$7,199,162	1,404,290	332,781	$26,375,382	$1,302,033
Norman J. Balthasar	22,275	887,436	610,649	219,773	9,975,982	788,481
Kenneth R. Jensen	0	0	1,218,336	256,179	24,951,593	1,000,745
Rodney D. Poskochil (2)	0	0	61,511	20,044	1,055,164	23,413
Thomas A. Neill	38,411	1,497,645	116,786	43,678	1,141,212	181,270
Charles W. Sprague	101,250	3,530,588	56,489	21,689	776,814	89,482

(1)	The value of Unexercised In-the-Money Options is based upon the difference between the fair market value of the Common Stock underlying the stock options at December 31, 2004 and the exercise price of the options.
(2)	Effective October 31, 2004, Mr. Poskochil ceased to be an executive officer of the Company.

Agreements with Executive Officers

The Company has in effect key executive employment and severance agreements (“KEESAs”) with certain executive officers of the Company, including Messrs. Muma, Balthasar, Jensen, Neill and Sprague. The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within three years after a change in control of the Company (as defined in the KEESAs), the executive officer’s employment is ended through (i) termination by the Company, other than by reason of death or disability or for cause (as defined in the KEESAs), (ii) termination by the executive officer for good reason (as defined in the KEESAs) or (iii) in the case of Messrs. Muma, Balthasar and Jensen only, termination by the executive officer following the six-month anniversary of the change of control. The benefits provided are (i) a cash termination payment of two times the sum of the executive officer’s annual salary and his highest annual bonus during the three years before the change in control and (ii) continuation for up to three years of life, disability, hospitalization, medical and dental insurance coverage as in effect at the termination. Each KEESA provides that if any portion of the benefits under the KEESA or any other agreement for the executive officer would constitute an “excess parachute payment” for purposes of the Internal Revenue Code, then the executive officer will have the option either to receive the total payments and pay the 20% excise tax imposed by the Internal Revenue Code or to have the total payments reduced such that the executive officer will not be required to pay the excise tax.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors consists of three non-employee directors, each of whom is independent as defined under Nasdaq listing standards. Pursuant to its written charter, the Compensation Committee establishes the compensation for the Company’s President and Chief Executive Officer, Chief Operating Officer, Corporate Senior Executive Vice Presidents and Corporate Executive Vice Presidents (the “Executives”). The Compensation Committee establishes executive compensation policies, incentive compensation policies, employee benefit plans and bonus awards. In so doing, the Compensation Committee has developed and implemented compensation policies and programs that seek to enhance the long-term profitability of the Company, thereby contributing to the value of the shareholders’ investment in the Company.

Compensation Guidelines. The Compensation Committee considers the executive compensation package integral to the Company’s ability to grow and improve its business. The total program, assuming sustained Company performance above industry performance, will reward executives at highly competitive levels. However, the total program is also structured to significantly reduce rewards for performance below Company and shareholder expectations and industry performance. The Compensation Committee believes that this compensation structure will attract, retain and motivate the quality and profile of executives required to successfully perform in the Company’s highly competitive and evolving industry.

The total compensation for the Executives is a combination of base salary, annual incentive compensation and stock options. The Compensation Committee has determined that a significant portion of total compensation for the Executives should be “at-risk,” dependent on and determined by performance-based components. The at-risk components of compensation are structured to reward results that benefit shareholders and are not earned unless specific, pre-established goals are met.

Base Salary and Total Compensation Levels. The Compensation Committee reviews appropriate industry and competitive labor markets for the Executives, making a comparison of each Executive’s base salary and total cash compensation with peer and market groups. The Compensation Committee seeks to keep base salary competitive and use incentive compensation to reward performance. The base salary plus the target annual incentive (total cash compensation) for the Company’s Executive Officers are targeted at the median compensation level of industry peers based on a compensation analysis prepared by an outside consulting firm.

Incentive Compensation Plan. For each of the Executives, a cash incentive compensation plan is established at the beginning of each fiscal year in connection with the establishment of the Company’s strategic plans and annual operating budgets. Each Executive’s plan establishes a range for incentive compensation and a number of performance objectives. The performance objectives generally include earnings per share growth, the financial performance of an Executive’s business unit, and/or various other measurable financial and non-financial objectives.

Stock Option Awards. In addition to annual cash compensation, the Compensation Committee establishes criteria pursuant to which the Executives may also qualify for the award of options to acquire the Company’s Common Stock at a price equal to the market value of the Common Stock on the date of grant. Awards are based 75% on growth in earnings per share and 25% on revenue growth. If the revenue growth percentage exceeds that for earnings per share, the earnings per share growth percentage will replace the revenue growth percentage in determining awards. The minimum growth required to earn awards is 10% and the maximum annual award to any Executive is 1,012,500 shares.

Compensation of Chief Executive Officer. Compensation for the Chief Executive Officer aligns with the philosophy and practices discussed above for the other senior executive officers. At the beginning of each year, the Compensation Committee sets a series of maximum bonus amounts for the Chief Executive Officer dependent on the Company meeting specified earnings per share targets. For compensation paid in 2004, Mr. Muma’s performance goals were established based on strategic and financial measurements, including a target level of earnings per share and implementation of the Company’s acquisition and internal growth strategies. Of these factors, the Company’s target level of earnings per share carried a significantly greater weight than the aggregate weight assigned to the remaining factors. Mr. Muma’s incentive compensation paid in 2004 reflects favorable achievement of the established performance objectives, particularly earnings per share, the key determinant of Mr. Muma’s incentive compensation. The Compensation Committee awarded Mr. Muma stock options in accordance with the criteria described above for other senior executives.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the Company’s income tax deduction for compensation paid in any taxable year to certain executive officers to $1,000,000, subject to several exceptions. It is the policy of the Compensation Committee that the Company should use its best efforts to cause any compensation paid to Executives in excess of such dollar limit to qualify for such exceptions and, therefore, to continue to be deductible by the Company. In particular, the Company’s Stock Option and Restricted Stock Plan and Executive Incentive Compensation Plans were designed to permit awards made under the plans to qualify for Section 162(m)’s exception for “performance-based compensation.”

Committee Members:	Daniel P. Kearney, Chairman
Bruce K. Anderson *
Gerald J. Levy
Thomas C. Wertheimer

*	Effective February 16, 2005 Mr. Anderson resigned from the Board of Directors.

Stock Price Performance Graph

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG

FISERV, INC., S&P 500 INDEX AND

NASDAQ COMPUTER AND DATA PROCESSING SERVICES INDEX

(Assumes initial investment of $100 and reinvestment of dividends.)

Assumes $100 invested on December 31, 1999, in each of Company Common Stock, S&P 500 Index and Nasdaq Computer and Data Processing Services Index and reinvestment of all dividends paid during the five-year period ended December 31, 2004.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Audit Committee provides independent review and oversight of the Company’s accounting and financial reporting processes and financial statements, the system of internal controls that management and the Board of Directors have established, the audit process and the results of operations of the Company and its financial condition. Each of the members of the Audit Committee is independent as defined by the rules of Nasdaq and the Commission.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence. Consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” the Audit Committee discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and internal audit organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61.

The Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements of the Company for 2004. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for 2004, for filing with the Commission.

Committee Members:	L. William Seidman, Chairman
Glenn M. Renwick
Thomas C. Wertheimer

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and Directors and persons owning in excess of 10% of the shares of the Common Stock outstanding to file reports of ownership and changes in ownership with the Commission. Officers, Directors and 10% shareholders are also required to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that, during the year ended December 31, 2004, all of its officers and Directors complied with Section 16(a) filing requirements.

Shareholder Proposals for the 2006 Annual Meeting

Any proposal which a shareholder wishes to have included in the proxy materials of the Company relating to the Company’s 2006 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the

Exchange Act (“Rule 14a-8”) must be received at the corporate offices of the Company, 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention: Charles W. Sprague, Executive Vice President, General Counsel, Secretary and Chief Administrative Officer, no later than October 28, 2005.

A shareholder who intends to present business, other than a shareholder’s proposal pursuant to Rule 14a-8, at the 2006 Annual Meeting must comply with the requirements set forth in the Company’s By-Laws. Among other things, a shareholder must give written notice to the Secretary of the Company not less than 45 days and not more than 70 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the 2005 Annual Meeting. Therefore, since the Company anticipates mailing its proxy statement for the 2005 Annual Meeting on February 25, 2005, the Company must receive notice of a shareholder’s intent to present business, other than pursuant to Rule 14a-8, at the 2006 Annual Meeting no sooner than December 17, 2005, and no later than January 11, 2006.

If the notice is received after January 11, 2006, then the Company is not required to present such proposal at the 2006 Annual Meeting because the notice will be considered untimely. If the Board of Directors chooses to present such a shareholder’s proposal submitted after January 11, 2006 at the 2006 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2006 Annual Meeting may exercise discretionary voting power with respect to such proposal.

Annual Report

The Annual Report of the Company for 2004 will be mailed to each shareholder on or about February 25, 2005. The Company’s Annual Report on Form 10-K for 2004, filed by the Company with the Commission, will be furnished without charge to any person requesting a copy thereof in writing and stating such person is a beneficial holder of shares of Common Stock of the Company on the record date for the Annual Meeting. Requests and inquiries should be addressed to Charles W. Sprague.

Other Matters

Pursuant to the rules of the Commission, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s Annual Report to shareholders and Proxy Statement. Upon written or oral request, the Company will promptly deliver a separate copy of the Annual Report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by calling or writing Charles W. Sprague, Executive Vice President, General Counsel, Secretary and Chief Administrative Officer, Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045; (262) 879-5000.

By Order of the Board of Directors

Charles W. Sprague, Secretary
Brookfield, Wisconsin
February 25, 2005

Exhibit A

FISERV, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

(as amended and restated as of February 16, 2005)

1. Purpose of the Plan. The purpose of the Plan is to promote the interests of the Company and its Shareholders by providing an additional incentive to Participants for their contributions to the profitability of the Company, and to offer an additional inducement in attracting and retaining such persons. It is intended that payments under the Plan constitute “qualified performance-based compensation” under Section 162(m) of the Code, and the Plan shall be construed consistently with such intention.

2. Certain Definitions.

“Board of Directors” means the Board of Directors of the Company.

“Bonus Amount” for a Participant with respect to a Fiscal Year means the amount payable to the Participant under the Plan with respect to such Fiscal Year, as determined by the Committee pursuant to Section 6.

“Code” means the Internal Revenue Code of 1986, as amended and the regulations thereunder.

“Committee” means a committee designated by the Board of Directors to administer the Plan, consisting solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

“Company” means Fiserv, Inc., a Wisconsin corporation.

“Designation Period” with respect to a Fiscal Year means the period beginning on the first day of the Fiscal Year and ending on the earlier of (a) 90 days after the beginning of such Fiscal Year or (b) the date on which the first 25% of the Fiscal Year ends.

“Fiscal Year” means the fiscal year of the Company.

“Maximum Planned Bonus Amount” for a Participant with respect to a Fiscal Year means the maximum amount of the bonus payable to the Participant with respect to such Fiscal Year for meeting his Performance Goal for such Fiscal Year, as set by the Committee with respect to such Fiscal Year pursuant to Section 5.

“Participant” with respect to a Fiscal Year means a senior executive of the Company or any of its subsidiaries, who is designated by the Committee pursuant to Section 4 to be eligible to receive a Bonus Amount with respect to such Fiscal Year.

“Performance Goal” with respect to a participant for a Fiscal Year means the targeted amounts of, or a combination of one or more of, earnings per share, revenue, net operating profit, return on equity and return on assets for the Company, for any one or more of the Company’s subsidiaries, and/or for any other business unit or units of the Company or any of its subsidiaries, as designated by the Committee with respect to such Fiscal Year pursuant to Section 5. In fixing Performance Goals, the Committee may exclude the impact of any item, including any gains or losses from discontinued operations, any extraordinary gains or losses and the effects of accounting changes.

“Plan” means this Executive Incentive Compensation Plan of the Company, as amended from time to time.

“Shareholders” means the shareholders of the Company.

“Transfer” means sell, assign, transfer, pledge, hypothecate or otherwise dispose of or encumber.

3. Administration. The Plan will be administered by the Committee. The determination of the Committee with respect to any matter arising pursuant to the Plan shall be conclusive and binding on the Company and its subsidiaries and the Participants.

4. Designation of Participants. Within the Designation Period for each Fiscal Year, the Committee shall designate in writing the Participants, if any, eligible to receive a Bonus Amount with respect to such Fiscal Year. Once set, the Participants with respect to the Fiscal Year cannot be changed for any reason.

5. Designation of Performance Goals and Maximum Planned Bonus Amounts. Within the Designation Period for each Fiscal Year, the Committee shall designate in writing the Performance Goal(s) for each Participant with respect to such Fiscal Year and the related Maximum Planned Bonus Amount for such Participant for meeting such Performance Goal for such Fiscal Year. The Committee may designate different Performance Goals and/or different Maximum Planned Bonus Amounts for different Participants for any Fiscal Year. The Maximum Planned Bonus Amount for a Participant with respect to a Fiscal Year with respect to any Performance Goal may be set forth as a fixed amount, in a formula (e.g., as a percentage of the Participant’s annual base salary as of the beginning of the Fiscal Year) or in any other manner, as long as a third party having knowledge of the relevant performance results and other objective information could calculate the Maximum Planned Bonus Amounts. Once set, neither the Performance Goal(s) or the Maximum Planned Bonus Amount(s) for a Participant with respect to the Fiscal Year may be modified or adjusted for any reason.

6. Bonus Amount. The Bonus Amount for a Participant with respect to a Fiscal Year shall be the Maximum Planned Bonus Amount for such Participant with respect to the Fiscal Year with respect to the highest Performance Goal for such Participant that is achieved with respect to the Fiscal Year; provided, however, that the Bonus Amount for any Participant with respect to a Fiscal Year shall not exceed $2,000,000; and further, provided, that the Bonus Amount shall be subject to reduction as provided in Section 7. The Bonus Amount for each Participant with respect to the Fiscal Year shall be determined by the Committee, based on achievement of the Performance Goal for such Participant for such Fiscal Year, and certified in writing to the Company. Subject to Section 15, the Bonus Amounts with respect to a Fiscal Year shall be paid in cash, without interest as soon as practicable after such certification is received. Subject to Section 7, payment shall be made to the applicable Participant or, in the event of his death, to his estate. Payments of Bonus Amounts shall be subject to withholding of taxes and other amounts required by applicable law, as determined by the Company.

7. Discretion to Reduce Bonus Amount. The Committee, in its sole discretion, may reduce the Bonus Amount otherwise payable to a Participant with respect to a Fiscal Year if the Committee, in its sole discretion, determines such reduction is appropriate, taking into consideration such factors as the Committee deems appropriate. Such factors may include, without limitation, the termination of a Participant’s employment with the Company or any of its subsidiaries for any reason, including without limitation, as a result of the death or disability of the Participant. A discretionary reduction in a Bonus Amount with respect to a Fiscal Year may be made with respect to all or only particular Participants with respect to a Fiscal Year, may be made in different amounts or percentages for different Participants, and may be based on considerations that are unique to a particular Participant and/or considerations affecting the Company and the Participants generally. A discretionary reduction in a Participant’s Bonus Amount with respect to a Fiscal Year shall not increase the Bonus Amount otherwise payable to another Participant with respect to the Fiscal Year. Notwithstanding anything herein to the contrary, the Committee may not make any adjustment pursuant to this Section 7 if such adjustment would cause the Bonus Amount not to constitute “qualified performance-based compensation” under Section 162(m) of the Code, as determined by the Committee in good faith.

8. Unfunded, Unsecured, Promise. The Plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. A Participant shall rely solely on the unfunded and unsecured promise of the Company to pay any Bonus Amount. Nothing in this Agreement shall be construed to give any Participant any right, title or interest or claim in or to or lien on any specific asset, fund, reserve, account or property of any kind owned by the Company or in which it may have any right, title or interest, now or in the future. Rather, a Participant may only enforce its claim against the Company for payment of a Bonus Amount in the same manner as an unsecured general creditor of the Company.

9. Separate from Other Plans. Any Bonus Amount for a Participant is separate and apart from, and in addition to, any other amount payable by the Company or any of its subsidiaries to the Participant. No action is required to be taken by the Participant to participate in the Plan. Except as expressly provided in the applicable plan or program, no Bonus Amount for a Participant shall be considered salary, wages or compensation for purposes of determining the amount or nature of benefits that the Participant is entitled to receive under any other Company benefit plan or program.

10. No Right to Employment. Nothing in the Plan nor any designation as a Participant shall confer on any person any right to continue in the employ of the Company or any of its subsidiaries, or interfere in any way with any right of the Company or any of its subsidiaries to terminate such employment at any time for any reason, without liability to the Company or its subsidiaries. Nothing in the Plan nor any designation under the Plan shall in any way limit the right or power of the Company to engage in any business or transaction or make any expenditure.

11. Bonus Non-Transferable. No Bonus Amount or right under the Plan shall be Transferable (except as expressly provided in Section 6). Any attempted Transfer shall be null and void ab initio and shall not bind the Company.

12. Governing Law; Construction. The Plan and all matters related to the Plan shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, without regard to conflict of law provisions that would defer to the substantive rules of another jurisdiction. The Plan shall not be construed or interpreted with any presumption against any person by reason of such person having caused the Plan to be drafted. Whenever, it appears appropriate from the content, any term stated in the singular or plural, or in the masculine or feminine, shall include the other.

13. Partial Invalidity. The invalidity, illegality or unenforceability of any provision of the Plan or any designation by the Committee shall not affect the validity, legality or enforceability of any other provision or designation, all of which shall be valid, legal and enforceable to the fullest extent permitted by applicable law.

14. Amendment and Termination of the Plan. The Board of Directors without further approval of the Shareholders, may at any time suspend or terminate the Plan, in whole or in part, or amend the Plan at any time or from time to time; provided, however, that the Board of Directors may condition the effectiveness of a suspension, termination or amendment upon such Shareholder approval as the Board of Directors may determine. No such suspension, termination or amendment shall affect any Bonus Amount otherwise payable with respect to the Fiscal Year in which such suspension, termination or amendment occurs.

15. Effective Date; Shareholder Approval. The Plan, as amended and restated, is effective for the Fiscal Year beginning January 1, 2005 and each Fiscal Year thereafter until terminated, subject to the approval by the Shareholders entitled to vote thereon by a majority of the votes cast, in person or by proxy, at the April 2005 annual meeting of Shareholders. No Bonus Amount may be paid unless and until such Shareholder approval has been obtained, regardless of whether any Performance Goal has been met. Notwithstanding the foregoing, if this Plan, as amended and restated, is not approved by a vote of Shareholders within 12 months after it is adopted by the Board of Directors, subject to the approval by the Company’s shareholders, this Plan, as amended and restated, shall be null and void, the Plan as in effect prior to such amendment and restatement shall continue in full force and effect and any awards granted pursuant to this Plan, as amended and restated, shall terminate.

Exhibit B

STOCK OPTION AND RESTRICTED STOCK PLAN

(as amended and restated as of February 16, 2005)

Section 1. Purpose. The purpose of the Fiserv, Inc. Stock Option and Restricted Stock Plan (the “Plan”) is to promote the interest of Fiserv, Inc. (the “Company”) and its Subsidiaries (the Company and each such Subsidiary being herein each referred to as a “Fiserv Group Company”) by (a) providing an incentive to employees, and to directors who are not employees, of the Fiserv Group Companies which will attract, retain and motivate persons who are able to make important contributions to the Company’s growth, profitability and long-term success, and (b) furthering the identity of interests of the Participants with those of the Company’s shareholders through stock ownership opportunities.

Section 2. Definitions. For purposes of this Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context.

2.1	“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

2.2	“Award” shall mean any Option or Restricted Stock.

2.3	“Beneficial Owner” shall mean a Person who owns any securities and meets the criteria in any one of the following paragraphs:

(i) which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase, or (B) securities issuable upon exercise of Rights issued pursuant to the terms of the Company’s Shareholder Rights Agreement, dated as of February 24, 1998, between the Company and Equiserve Limited Partnership, as amended from time to time (or any successor to such Rights Agreement), at any time before the issuance of such securities;

(ii) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on Schedule 13D under the Act (or any comparable or successor report); or

(iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has had any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii) above) or disposing of any voting securities of the Company.

2.4	“Board of Directors” shall mean the Board of Directors of the Company.

2.5	“Change in Control of the Company” shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

(i) any Person (other than (A) a Fiserv Group Company, (B) a trustee or other fiduciary holding securities under any employee benefit plan of a Fiserv Group Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company (“Excluded Persons”) or (E) unless otherwise determined by the Board of Directors or the Committee, a Person which has acquired Common Stock in the ordinary course of business for investment purposes only and not with the purpose or effect of changing or influencing the control of the Company, or in connection with or as a participant in any transaction having such purpose or effect (“Investment Intent”), as demonstrated by the filing by such Person of a statement on Schedule 13G (including amendments thereto) pursuant to Regulation 13D under the Exchange Act, as long as such Person continues to hold such Common Stock with an Investment Intent) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates pursuant to express authorization by the Board of Directors that refers to this exception) representing 20% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: (A) individuals who, on February 11, 2003 constituted the Board of Directors and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on February 11, 2003, or whose appointment, election or nomination for election was previously so approved (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board of Directors pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Company (or any direct or indirect Subsidiary of the Company) shall not be Continuing Directors for purposes of this Agreement until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by shareholders of the Company at a meeting of shareholders held following consummation of such merger, consolidation, or share exchange; and, provided further, that in the event the failure of any such persons appointed to the Board of Directors to be Continuing Directors results in a Change in Control of the Company, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change in Control of the Company occurred; or

(iii) the shareholders of the Company approve a merger, consolidation or share exchange of the Company with any other corporation or approve the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect Subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates after February 11, 2003, pursuant to express authorization by the Board of Directors that refers to this exception) representing 20% or more of either the then outstanding shares of Common Stock or the Company or the combined voting power of the Company’s then outstanding voting securities; or

(iv) the shareholders of the Company approve of a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, no “Change in Control of the Company” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Company immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions.

2.6	“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.7	“Committee” shall mean the committee of the Board of Directors referred to in Section 5 hereof.

2.8	“Common Stock” shall mean the Common Stock, $.01 par value, of the Company.

2.9	“Non-Employee Director” shall mean a non-employee director, as defined in Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which currently defines a non-employee director as a director who (i) is not currently an officer or otherwise employed by the Company, or a parent or subsidiary of the Company, (ii) does not receive compensation for consulting services or in any other capacity from the Company or its subsidiaries in excess of $60,000 in any one year, and (iii) does not possess an interest in and is not engaged in business relationships required to be reported under Items 404(a) or 404(b) of Regulation S-K promulgated under the Exchange Act.

2.10	“Option” shall mean any option to purchase Common Stock granted to a Participant pursuant to this Plan.

2.11	“Parent” shall mean a “parent corporation” as defined in Section 424(e) of the Code.

2.12	“Participant” shall mean a person to whom an Option or shares of Restricted Stock are granted under this Plan.

2.13	“Performance Goals” shall mean the targeted amounts of, or a combination of one or more of, earnings per share, revenue, net operating profit, return on equity and return on assets, measured in each case for the Performance Period for the Company, for any one or more Subsidiaries, and/or for any other business unit or units of the Company or any Subsidiary, as designated by the Committee at the time of selection. In fixing performance goals, the Committee may exclude the impact of any item, including any gains or losses from discontinued operations, any extraordinary gains or losses and the effects of accounting changes. In the case of Awards that the Committee determines will not be “performance-based compensation” under Section 162(m) of the Code, the Committee may establish other Performance Goals not listed in this Plan.

2.14	“Performance Period” shall mean any period for which a Performance Goal or Goals have been established with respect to an Option or a share of Restricted Stock; provided, however, that such period shall not be less than one year.

2.15	“Person” shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

2.16	“Restricted Stock” shall mean any shares of Common Stock that are subject to a risk of forfeiture and/or restrictions on transfer granted to a Participant pursuant to this Plan.

2.17	“Subsidiary” shall mean a “subsidiary corporation”, as defined in Section 424(f) of the Code, of the Company.

Section 3. Eligible Participants. Awards may be granted hereunder to any employee of any Fiserv Group Company and to any Non-Employee Director. The Committee shall have the sole authority to select employees and the Board of Directors will have the sole authority to select Non-Employee Directors to whom Awards are to be granted hereunder.

Section 4. Common Stock Subject to the Plan; Special Limitations.

4.1	The total number of shares of Common Stock for which Awards may be granted under this Plan shall not exceed in the aggregate 8,667,755 shares of Common Stock, which may not include more than 3,500,000 shares of Restricted Stock. No Person shall be granted or awarded, during any one calendar year, Options with respect to more than 1,012,500 shares of Common Stock or more than 337,500 shares of Restricted Stock. Notwithstanding the foregoing, if the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), or other increase or decrease in those shares such that an adjustment is determined by the Committee to be appropriate, then the Committee may adjust the number of shares of Common Stock subject to this Plan and which thereafter may be the subject of Awards under this Plan under this Section 4.1 and the number of shares of Common Stock subject to the individual participant limits in this Section 4.1.

4.2	The shares of Common Stock that may be subject to Awards granted under this Plan may be either authorized and unissued shares or shares reacquired at any time and now or hereafter held as treasury stock as the Board of Directors may determine. In the event that any outstanding Option expires or is cancelled or terminated, or any shares of Restricted Stock are forfeited, for any reason, the shares allocable to the unexercised portion of such Option or such shares of Restricted Stock may again be subject to an Award granted under this Plan.

Section 5. Administration of the Plan.

5.1	The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”) which shall consist of not less than two directors. All members of the Committee shall be both Non-Employee Directors and “outside directors” within the meaning of Section 162(m) of the Code. The Committee shall be appointed from time to time by, and shall serve at the pleasure of the Board of Directors. A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present and the acts approved in writing by all members without a meeting shall be the acts of the Committee.

5.2	The Committee (the Board of Directors with respect to grants to Non-Employee Directors) shall have the sole authority and discretion to grant Awards under this Plan and to determine the terms and conditions of any such Award, including, without limitation, the sole authority and discretion (i) to select the persons who are to be granted Awards hereunder, (ii) to determine the times when Awards shall be granted, (iii) to determine the types of awards that shall be granted, (iv) to determine whether an Option granted to an employee will be an “incentive stock option” (“ISO”) as defined in Section 422 of the Code, or “non-qualified stock options” (“NQSO”), (v) to establish the number of shares of Common Stock that may be issued under each Option and to establish the option price therefor, (vi) to determine the term of each Option, (vii) to determine the time and the conditions subject to which Options may be exercised in whole or in part, (viii) to determine the form of consideration that may be used to purchase shares of Common Stock upon exercise of any Option (including the circumstances under which the Company’s issued and outstanding shares of Common Stock may be used by a Participant to exercise an Option), (ix) to determine whether to restrict the sale or other disposition of the shares of Common Stock acquired upon the exercise of an Option (including the circumstances under which shares of Common Stock acquired upon exercise of any Option may be subject to repurchase by the Company) and, if so, whether to waive any such restriction, (x) to accelerate the time when outstanding Options may be exercised, (xi) to determine the amount, if any, necessary to satisfy any Fiserv Group Company’s obligation to withhold taxes or other amounts, (xii) to determine the fair market value of a share of Common Stock, (xiii) with the consent of the Participant, to cancel or modify an Option, provided, however, that such Option as modified would be permitted to be granted on the date of such modification under the terms of the Plan, (xiv) to determine the number of shares of Common Stock to which an award of Restricted Stock relates, (xv) to determine the length and terms of the restrictions on the transfer of shares of Restricted Stock, (xvi) to impose additional restrictions on shares of Restricted Stock, (xvii) to waive or accelerate the termination of any restriction on shares of Restricted Stock, and (xviii) to establish any other terms and conditions applicable to any Award and to make all other determinations relating to the Plan and Awards not inconsistent with the provisions of this Plan.

5.3	The Committee shall be authorized to interpret the Plan and may, from time to time, adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the purpose of this Plan.

5.4	The interpretation and construction by the Committee of any provision of the Plan, any Award granted hereunder or any option or restricted stock agreement evidencing any such Award shall be final and conclusive upon all parties. Any controversy or claim arising out of or relating to the Plan or any Award shall be determined unilaterally by the Committee, whose determination shall be final and conclusive upon all parties.

5.5	Members of the Committee may vote on any matter affecting the administration of the Plan or any agreement or the granting of Awards under the Plan.

5.6	All expenses and liabilities incurred by the Board of Directors (or the Committee) in the administration of the Plan shall be borne by the Company. The Board of Directors (or the Committee) may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member or former member of the Board of Directors (or the Committee) shall be liable for any action, determination or interpretation taken or made in good faith with respect to the Plan or any Award or agreement hereunder.

Section 6. Terms and Conditions of Options. Subject to the Plan, the terms and conditions of each Option granted under the Plan shall be specified by the Committee (the Board of Directors with respect to grants to Non-Employee Directors) and shall be set forth in an option agreement between the Company and the Participant in such form as the Committee shall approve. Options to be issued to employees under the Plan may be ISO or NQSOs, but the Company makes no representation or warranty as to the qualification of any Option as an ISO under the Code. The terms and conditions of any Option granted hereunder need not be identical to those of any other Option granted hereunder.

The terms and conditions of each Option shall include the following:

6.1

The option price shall be fixed by the Committee, provided, however, that in the case of an ISO, the option price may not be less than the fair market value of the shares of Common Stock subject to the Option on the date the Option is granted, and provided, further, however, that if at the time an ISO is granted, the Participant owns (or is deemed to own under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, any of its Subsidiaries or a Parent, the option price of such ISO shall not be less than 110% of the fair market value of the Common Stock subject to such ISO on the date of grant. In addition, with respect to at least 95% of the number of shares of Common

Stock for which Options may be granted under this Plan as of February 14, 2000, the option price may not be less than the fair market value of the shares of Common Stock subject to the Option on the date the Option is granted.

6.2	Options shall not be transferable otherwise than by will or the laws of descent and distributions, and during a Participant’s lifetime, an option shall be exercisable only by the Participant or the Participant’s legal guardian.

6.3	The Committee shall fix the term of all Options granted pursuant to the Plan (including the date on which such Option shall expire and the conditions under which it terminates earlier), provided, however, that the term of an ISO may not exceed ten years from the date such Option is granted, and provided, further, however, that if at the time an ISO is granted, the Participant owns (or is deemed to own under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, any of its Subsidiaries or a Parent, the term of such ISO may not exceed five years from the date of grant. Each Option shall be exercisable in such amount or amounts, under such conditions, and at such times or intervals or in such installments as shall be determined by the Committee. The Committee may, in its sole discretion, establish a vesting provision for any Option relating to the time or the circumstances when the Option may be exercised by the Participant. Without limiting the generality of the foregoing, the Committee may grant Options which are contingent on the achievement of one or more Performance Goals during a specified Performance Period. The Committee shall determine the Performance Period, the Performance Goal or Goals (and the performance level or levels related thereto) to be achieved during any Performance Period, the proportion of vesting, if any, to be made for performance between the minimum and full performance levels for any Performance Goal and, if applicable, the relative percentage weighting given to each of the selected Performance Goals.

6.4	Payment of the option price of an Option may be made in cash, with shares of Common Stock held by the Participant for more than six months prior to payment or otherwise in accordance with law as the Committee may determine from time to time.

6.5	The aggregate fair market value (determined at the time the Option is granted) of the shares of Common Stock for which an eligible employee may be granted ISOs under the Plan or any other plan of the Company, any of its Subsidiaries or a Parent which are exercisable for the first time by such employee during any calendar year shall not exceed $100,000. Such limitation shall be applied by taking ISOs into account in the order in which they were granted. Any Option (or portion thereof) granted in excess of such amount shall be treated as an NQSO.

6.6	In no case may a fraction of a share of Common Stock be acquired pursuant to an Option granted under the Plan.

6.7	Without prior approval of the Company’s shareholders, Options issued under this Plan will not be repriced, replaced or regranted through cancellation or by lowering the option price of a previously granted Option.

Section 7. Terms and Conditions of Restricted Stock. Subject to the Plan, the terms and conditions of each award of Restricted Stock granted under the Plan shall be specified by the Committee (the Board of Directors with respect to grants to Non-Employee Directors) and shall be set forth in a restricted stock agreement between the Company and the Participant in such form as the Committee shall approve. The terms and conditions of any share of Restricted Stock awarded hereunder need not be identical to those of any other shares of Restricted Stock awarded hereunder.

The terms and conditions of each award of Restricted Stock shall include the following:

7.1	Shares of Restricted Stock shall not be transferable otherwise than by will or the laws of descent and distributions. Shares of Restricted Stock granted to Participants shall be subject to such additional restrictions as the Committee or the Board may impose (including, without limitation, any limitation on the right to vote a share of Restricted Stock or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Without limiting the generality of the foregoing, the Committee may grant shares of Restricted Stock which are contingent on the achievement of one or more Performance Goals during a specified Performance Period. The Committee shall determine the Performance Period, the Performance Goal or Goals (and the performance level or levels related thereto) to be achieved during any Performance Period, the proportion of forfeiture to be made for performance between the minimum and full performance levels for any Performance Goal and, if applicable, the relative percentage weighting given to each of the selected Performance Goals.

7.2	Any Restricted Stock granted under the Plan to a Participant may be evidenced in such manner as the Committee or the Board may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan to a Participant, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend (as determined by the Committee) referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

7.3.	At the end of the applicable restriction period relating to Restricted Stock granted to a Participant, one or more stock certificates for the appropriate number of shares of Common Stock, free of restrictions imposed under the Plan, shall be delivered to the Participant, or, if the Participant received stock certificates representing the Restricted Stock at the time of grant, the legends placed on such certificates shall be removed.

7.4	In no case may a fraction of a share of Restricted Stock be awarded pursuant to the Plan.

Section 8. Withholding. In the event that any Fiserv Group Company is required to withhold any Federal, state or local taxes or other amounts in respect of any income realized by the Participant in respect of an Award granted under this Plan, in respect of any shares acquired pursuant to the exercise of an Option or in respect of the disposition of an Award or any shares acquired pursuant to the exercise of an Option, the Company may deduct (or require the Fiserv Group Company to deduct) from any payments of any kind otherwise due to such Participant cash or with the consent of the Committee (in the stock option agreement, restricted stock agreement or otherwise) shares of Common Stock with a fair value equal to the aggregate amount of such Federal, state or local taxes and other amounts required to be so withheld. Alternatively, the Company may require such Participant to pay to the Company in cash, promptly on demand, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes and other amounts.

Section 9. Effect of Changes in Capitalization or Change of Control.

9.1	Changes in Stock. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in those shares effected without receipt of consideration by the Company occurring after the date an Award is granted, a proportionate and appropriate adjustment will be made by the Company in the number and kind of shares subject to the Award, so that the proportionate interest of the Participant immediately following that, to the extent practicable, will be the same as immediately prior to that event. Any such adjustment to an Option will not change the total exercisable price with respect to shares subject to the unexercisable portion of the Option but will include a corresponding proportionate adjustment in the exercise price per share. In the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Company, in the manner the Board of Directors or the Committee deems appropriate, (a) will adjust (i) the number and kind of shares subject to the Option and/or (ii) the exercise price of the Option to reflect that distribution and (b) provide that the holders of Restricted Stock receive their proportionate share of such distributed assets (provided that such assets may be subject to such restrictions as the Board of Directors or the Committee deem appropriate).

9.2

Reorganization in Which the Company is the Surviving Company. Subject to Subsection 9.3, if the Company is the surviving Company in any reorganization, merger, or consolidation of the Company with one or more other companies or other entities, each Award will pertain to and apply to the securities to which a holder of the number of shares of stock subject to the Award would have been entitled immediately following that reorganization, merger or consolidation; provided that there shall be a corresponding proportionate adjustment of each Option’s exercise price per share so that the aggregate exercise price after that event will be the same as the aggregate exercise price of the shares remaining subject to the Option immediately before that reorganization, merger, or consolidation.

9.3	Change of Control. If a Change in Control of the Company occurs, the Board of Directors may, with respect to Options, (i) make provisions for the continuation of each Option, (ii) reach an agreement with the acquiring or surviving entity that the acquiring or surviving entity will assume the obligation of the Company under each Option, (iii) reach an agreement with the acquiring or surviving entity that the acquiring or surviving entity will convert each Option into an option of at least equal value, determined as of the date of the transaction, to purchase stock of the acquiring or surviving entity, (iv) terminate all Options outstanding under the Plan effective at the date of the applicable transaction and, within 60 days after the date of the applicable transaction, make a cash payment to each Participant equal to the difference between the exercise price of the Participant’s Option and the fair market value, as of the date of the applicable transaction, of the shares subject to the Option (all of which shall be vested as of the date of the applicable transaction) or (v) vest all shares subject to the Options and allow them to be immediately exercisable at least 30 days immediately prior to the date of the applicable transaction. The Board of Directors must determine that any such modification in clause (i), (ii) or (iii) above does not have a substantial adverse economic impact on the Participant, as determined at the time of the transaction.

Further, if a Change in Control of the Company occurs, the Board of Directors may, with respect to shares of Restricted Stock, (i) make provisions for the continuation of each Award of Restricted Stock, (ii) reach an agreement with the acquiring or surviving entity that the acquiring or surviving entity will convert each share of Restricted Stock into shares, or fractions of a share, of stock of the acquiring or surviving entity (which shares may be subject to restrictions substantially similar to restrictions on the Restricted Stock) at least equal value (without deduction for any restrictions on such shares of Restricted Stock), determined as of the date of the transaction, or (iii) vest all Awards of shares of Restricted Stock and terminate any restrictions thereon at least 30 days immediately prior to the date of the applicable transaction. The Board of Directors must determine that any such modification in clause (i) or (ii) above does not have a substantial adverse economic impact on the Participant, as determined at the time of the transaction.

9.4	Adjustments. Adjustments required by this Section relating to the Common Stock will be made by the Board of Directors, whose determination in that respect will be final, binding and conclusive. No fractional shares of Common Stock will be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

Section 10. Effect of the Plan on Employment Relationship. Neither this Plan nor any Award granted hereunder shall be construed as conferring upon any Participant any right to continue in the employ of any Fiserv Group Company or limit in any respect any right of any Fiserv Group Company to terminate such Participant’s employment at any time without liability, or to continue as a Non-Employee Director.

Section 11. Amendment of the Plan. The Board of Directors may amend or restate the Plan from time to time as it deems desirable, provided, however, that, without the approval of the Company’s shareholders, the Board of Directors may not (a) increase the maximum number of shares of Common Stock that may be subject to Awards under this Plan (other than increases due to adjustment in accordance with Section 9 hereof), (b) materially increase the benefits accruing to participants under the Plan, (c) change the eligibility requirements to receive Awards hereunder or (d) make any change for which applicable law or rules of The Nasdaq National Market require shareholder approval.

Section 12. Termination of the Plan. The Board of Directors may terminate the Plan at any time. No Award may be granted hereunder after termination of the Plan. No ISO may be granted under the Plan more than ten years after the date on which the Plan was adopted. The termination or amendment of the Plan shall not alter or impair any rights or obligations under any Award theretofore granted under the Plan, without the consent of the Participant.

Section 13. Effective Date of the Plan. This Plan, as amended and restated, will become effective on the date on which it is approved by the Board of Directors, subject to the approval by the Company’s shareholders. No Award granted under this Plan, as amended and restated, may be exercised or may vest prior to such approval, provided, however, that the date of grant of any Award shall be determined as if the Plan had not been subject to such approval. Notwithstanding the foregoing, if this Plan, as amended and restated, is not approved by a vote of shareholders within 12 months after it is adopted by the Board of Directors, subject to the approval by the Company’s shareholders, this Plan, as amended and restated, shall be null and void, the Plan as in effect prior to such amendment and restatement shall continue in full force and effect and any Awards granted pursuant to this Plan, as amended and restated, shall terminate.

Section 14. Governing Law. This Plan, the Awards and all related matters shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, without regard to choice of law provisions. Neither the Plan nor any agreement pursuant to the Plan shall be construed or interpreted with any presumption against any Fiserv Group Company by reason of the Fiserv Group Company having drafted or adopted the Plan or agreement. The invalidity, illegality or unenforceability of any provision in the Plan or in any agreement pursuant to the Plan shall not affect the validity, legality or enforceability of any other provision, all of which shall be valid, legal and enforceable to the fullest extent permitted by applicable law.

Fiserv, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

(262) 879-5000

Fiserv, Inc. is located in the Brookfield Lakes Corporate Center. It is approximately 25 minutes from Milwaukee General Mitchell International Airport and 20 minutes from downtown Milwaukee.

From Chicago, go north on I-94 to Milwaukee. After entering Wisconsin, you will pass through Racine and Kenosha counties. Approaching Milwaukee County, watch for the I-894 bypass. This is a left lane exit. After approximately nine miles, this bypass runs back into I-94; take the left lane exit for I-94 to Madison. The second exit, approximately 3 miles, is Moorland Road north.

From Milwaukee’s Mitchell International Airport, take I-94 north to Milwaukee. As you approach Milwaukee, take I-894 (bypass). This is a left lane exit. After approximately nine miles, this bypass runs back into I-94; take the left lane exit for I-94 to Madison. The second exit, approximately 3 miles, is Moorland Road north.

From Moorland Road, go north approximately 3/4 mile (two stoplights) to Bluemound Road/Highway 18. Turn left (west) on Bluemound Road and continue approximately 1-1/2 miles (five stoplights), turning left at the stoplight into the entrance to Brookfield Lakes Corporate Center (you will see the Wyndham Gardens Hotel at this entrance).

Traveling from the west, exit I-94 at Bluemound Road/Highway 18. Go east on Bluemound Road approximately 1-1/2 miles (six stoplights), turning right at the stoplight into the entrance to Brookfield Lakes Corporate Center.

Once inside Brookfield Lakes, take Corporate Drive approximately 1/4 mile to Fiserv Drive and turn right. Fiserv Drive leads directly to the Fiserv headquarters.

255 Fiserv Drive

Brookfield, Wisconsin 53045

FISERV, INC.

This Proxy is solicited on behalf of the Board of Directors of Fiserv, Inc.

The undersigned hereby appoints LESLIE M. MUMA, DONALD F. DILLON and CHARLES W. SPRAGUE as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of Fiserv, Inc. held of record by the undersigned on February 14, 2005, at the Annual Meeting of Shareholders to be held on April 6, 2005, or any adjournment thereof. This card also constitutes voting instructions for any shares held for the undersigned in the 401(k) Savings Plan of Fiserv, Inc. and Its Participating Subsidiaries (“the Plan”).

Election of Directors:

Nominees for a term expiring in 2008:

(01) D.F. Dillon

(02) G.J. Levy

(03) G.M. Renwick

Proposals:

To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of Fiserv, Inc. for 2005; to approve the Fiserv, Inc. Executive Incentive Compensation Plan, as amended and restated, to specify certain performance goals; and to approve the Fiserv, Inc. Stock Option and Restricted Stock Plan, as amended and restated, to specify certain performance goals.

You are encouraged to mark your choices in the appropriate boxes on the reverse side of this proxy card. If you do not mark any boxes your vote will be voted in accordance with the Board of Directors’ recommendation (or according to the Plan’s trustee). However, the Proxies cannot vote your shares unless you sign and return this card. If no direction is given to the Plan’s trustee, the trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

FISERV, INC.

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone

Log on to the Internet and go to http://www.eproxyvote.com/fisv		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

☒	Please mark votes as in this example.	5267

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals #1, #2, #3 and #4.

					FOR	AGAINST	ABSTAIN
1. Election of three directors to serve for a three-year term expiring in 2008: (Please see reverse)				2. To ratify the selection of Deloitte & Touche LLP as the registered independent public accounting firm of Fiserv, Inc. for 2005:	☐	☐	☐
				3. To approve the Fiserv, Inc. Executive Incentive Compensation Plan, as amended and restated:	☐	☐	☐
FOR all nominees listed on the reverse side	☐	☐	WITHHOLD AUTHORITY to vote for all nominees	4. To approve the Fiserv, Inc. Stock Option and Restricted Stock Plan, as amended and restated:	☐	☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee’s name on the line provided above.
				Yes, I will attend the meeting on April 6, 2005			☐
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
PLEASE SIGN exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please mark, date, sign and return this proxy card promptly.

Signature:	Date:	Signature:	Date: